Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, by and between Cuentas, Inc. (the “Company’) and Michael De Prado (“Executive”, along with the Company, referred to as either “Party” or “Parties”) shall become effective upon execution by the Parties as evidenced below (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of credit card processing, mobile commerce in the FinTech space (the “Business’) and is a publicly traded on NASDAQ under the CUEN symbol;

WHEREAS, Executive is currently employed by the Company in two essential capacities as Executive Vice-Chairman (“Vice-Chairman”) of the Board of Directors (the “Board”) and as the President (“President”);

WHEREAS, the Compensation Committee appointed by the Board has reviewed and negotiated the terms and conditions of this Agreement and recommended that the Board approve the Company entering into this Agreement;

WHEREAS, the Board at a duly notice meeting approved the Agreement and authorized Arik Maimon, Chief Executive Officer of the Company (the “CEO”), to execute the Agreement on behalf of the Company;

WHEREAS, Executive and the Company wish to enter into this Agreement setting forth the terms and conditions for Executive’s continued employment by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.  Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to continue to serve, subject to the provisions of this Agreement, in his current capacity and Vice-Chairmen and President. Executive agrees to devote the majority of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and polices, including those regulating NASDAQ listed companies as are from time to time applicable to the Company and its employees. Executive agrees to refrain from engaging in any activity that does or could reasonably appear to be in conflict with the best interests of the Company. Executive shall perform the duties customarily associated with the positions of Vice- Chairman and President of a NASDAQ listed company, and such other duties and responsibilities as are from time to time assigned to Executive by the Board consistent with said positions.

2.  Employment Term. The term of this Agreement shall commence on Effective Date and expire on the fifth anniversary of the Effective Date, unless sooner terminated in accordance with Section 6 of this Agreement (the “Employment Term”), which shall not be extended except in writing signed by the parties.

3. Compensation.

a. Annual Base Salary: Executive’s annual base salary in aggregate for services rendered as Vice-Chairman and President shall equal TWO HUNDRED EIGHTY FIVE THOUSAND DOLLARS ($285,000, “Base Salary”), payable in accordance with the Company’s regular payroll practices, including deductions for required withholding taxes.

b.  Discretionary Annual Performance-Based Bonus. For each calendar year during the Employment Term, or any portion of a calendar year, the Executive may earn up to one hundred percent (100%) of his Base Salary (“Performance-Based Bonus”). The amount of the Performance-Based Bonus shall be determined by the Compensation Committee applying the following procedures. No later than thirty (30) days before commencement of each fiscal year, Executive, CEO and the Chief Financial Officer of the Company shall prepare and present detailed pro forma financial statements for the upcoming fiscal year by calendar quarter (i) the projected revenues and expenses, as maybe appropriate separated by discrete operating division, and (ii) sources and uses of funds, including the acquisition costs of projects or investments that executive management intend to fund during the upcoming fiscal year (collectively, the “Annual Budget”). The Compensation Committee and executive management shall meet and confer, revise, and approve Annual Budget. The Annual Budget must include sufficient granular financial information necessary for the Compensation Committee to be able (i) to establish relevant and material KPIs to elucidate to Executive and the Board in a transparent process and (ii) to compare actual results against the budgeted items to determine an appropriate Performance-Based Bonus award. The Compensation Committee shall not award Executive a Performance-Based Bonus in any fiscal year in which the Annual Budget is not timely presented to and approved by the Compensation Committee. Upon approval of the Annual Budget, the Compensation Committee at its discretion will provide Executive with critical performance indicators (KPIs), some of which shall be measured by comparing the Company’s actual operating results to the projected operating results established in the Annual Budget. At the discretion of the Compensation Committee, this review may be performed each fiscal quarter but not less than semi-annually, and the Performance-Based Bonus awarded, if any, may be paid accordingly.

The Performance-Based Bonus shall be prorated for any partial fiscal year in which the Executive was employed by the Company. Executive shall not be entitled to receive any portion of the Annual Incentive Bonus for any year in which his employment is terminated for Cause pursuant to Sections 6(a)(3) and 7(c). All applicable withholding taxes shall be deducted from such payments. The Bonus shall be prorated, based on each fiscal quarter of employment, for any partial fiscal year. Notwithstanding the limitation on the payment in cash of the Performance- Based Bonus, the Compensation Committee based upon a review of the KPIs at the end of each fiscal year may at its discretion award Executive stock or stock options as an additional Performance-Based Bonus in addition to the cash component but only an annual basis and only for fiscal years in which the Company’s financial results substantially exceed the Annual Budget.

c. Retention Stock Award. On the Effective Date, as compensation for past services to and to ensure Executive’s future services to the Company, subject to shareholder approval which the Board shall request, the Company shall register and issue to Executive 117,214 shares of CUEN common stock to increase Executive’s ownership interest in the Company to seven percent (7.0%) calculated on a fully diluted basis (“7%EOI”). Fifty percent (50%) of the 117,214 shares shall be issued by the Company as soon as practicable after shareholder approval, and the Company shall issue the remaining fifty percent (50%) equally at the end of each of the three calendar years following the Effective Date, i.e., 0.33 times 0.50 times 117,214 shares. During the Employment Term, Executive’s 7%EOI in the Company shall remain unchanged; and, therefore, upon issuance by the Company of additional shares, options, or warrants of any kind or nature, the Company shall issue to Executive additional shares in number sufficient to preserve and maintain Executive’s 7%EOI in the Company calculated on a fully diluted basis with such shares to be issued under the same terms set forth immediately above.

d.  Automobile Allowance. During the Term, the Company shall provide Executive with an automobile allowance of Two Thousand Dollars ($2,000) per month to be paid in increments according to the Company’s payroll cycle.

e.  Company Benefits. Executive shall be eligible to participate in such benefit plans as are, or from time-to-time hereafter may be, provided by the Company for its senior executive officers. All benefits shall be provided to Executive in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company, as such plans are amended from time to time.

f. Vacation. Executive shall be entitled to paid vacation of (4) weeks annually, in accordance with the Company’s policies and procedures and said amount shall be payable to Executive in cleared funds for any of vacation days the Executive did not use in the first quarter of the following year less any withholdings.

g. Compensation review. The Compensation Committee shall be review at least annually Executive’s Base Salary and may, but shall not be required to, recommend for approval by the Board an increase during any fiscal year during the Employment Term; however, Executive’s Base Salary may not be decreased during the Employment Term without Executive’s written consent.

4.  Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, provided that any expense in excess of $10,000.00 must be preapproved by the Board and subject to any maximum limit and other restrictions on such expenses set by specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement in anu other calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

5.  Confidentiality; Non-Competition; Ownership of Works.

a. Executive acknowledges that (i) the Business is intensely competitive and that Executive’s employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of Company’s customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, computer software applications and other programs, research data, personal information and other trade secrets (the “Confidential Information”), provided that, Confidential Information shall not include any information that is or becomes publicly available other than as a result of a disclosure by Executive in violation of this Section 5; (ii) the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 5 may constitute improper appropriation and/or use of such Confidential Information. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible interest of the Company. Accordingly, the Company and Executive agree as follows:

(i) For purposes of this Section 5, the Company shall be construed to include the Company and its parents and subsidiaries engaged in the Business, including any divisions managed by Executive.

(ii) During Executive’s employment with the Company, and at all times after the termination of Executive’s employment by expiration of the Term or otherwise, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information as required by a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Executive agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.

(iii)  During Executive’s employment with the Company, Executive shall not engage in “Competition” with the Company. For purposes of this Agreement, Competition by Executive shall mean Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes directly with the Business of the Company.

(iv) For a period of one (1) year following the termination of Executive’s employment, whether upon expiration of the Term or otherwise, but except for any termination of Executive for Cause pursuant to Sections 6(a)(3) and 7(c) hereof, Executive shall not engage in Competition, as defined above, with the Company in any locality or region of the United States in which the Company had operations at the time of, or within six (6) months prior to, Executive’s termination, or in which, during the six (6) month period prior to Executive’s termination, the Company had made substantial plans with the intention of establishing operations in such locality or region; provided that, it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

(v) For a period of one (1) year after he ceases to be employed hereunder by the Company, whether upon expiration of the Term or otherwise, but except for any termination of for Cause pursuant to Sections 6(a)(3) and 7(c) hereof, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

a) solicit from any customer doing business with the Company as of Executive’s termination, business of the same or of a similar nature to the business of the Company with such customer;

b) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive’s termination;

c) recruit or solicit the employment or services of, or hire, any person who was known to be employed by the Company upon termination of Executive’s employment, or within six (6) months prior thereto; or

d) otherwise knowingly interfere with the business or accounts of the Company.

(vi) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or patentable, which are created, made, conceived or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Company, whether or not during normal working hours or on the premises of the Company, which (i) relate to the actual or anticipated business, activities or research of the Company, or (ii) result from or are suggested by work performed by the Executive for the Company, or (iii) result, to any extent, from use of the Company’s premises or property (all of which are collectively referred to in this Agreement as “Works”). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, the Executive hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Works and any and all related intellectual property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the United States and elsewhere.

(vii)  Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 5 will cause the Company irreparable injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executivefrom any such violation or threatened violations.

(viii) Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

6.  Termination.

a.  The Company may terminate employment of Executive hereunder only upon the occurrence of the following:

(1) the date of the Executive’s death, adjudicated incompetency or adjudicated bankruptcy;

(2) the date on which Executive shall have experienced a Disability (as defined below), and the Company give Executive notice of termination on account of Disability;

(3) the date on which Executive shall have engaged in conduct which constitutes Cause (as defined below), and the Company provides Executive notice of termination setting forth the basis of the Cause;

(4) expiration of the Term; or

(5) the date on which the Company provides notice to Executive of its intent to effectuate an Adverse Change in Executive’s Employment Circumstances (as defined below).

b.  For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform the services required to be performed under this Agreement for one hundred and twenty (120) consecutive days during the Term and the Company is unable to make a reasonable accommodation to permit the Executive to continue to perform his duties in the ordinary course of business even with said identified disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.

c.  For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following as reasonably determined in good faith by the Company:

(1)  willful and knowing serious misconduct by Executive that has material adverse consequences to the Company;

(2) the misappropriation or embezzlement by Executive of property of the Company excluding property of de minimis value; or

(3) Executive’s conviction of, confession to, or guilty or nolo contendere plea to a felony;

provided that, prior to making a determination that Cause has occurred, the Company shall provide Executive with written notice describing in detail the particular conduct at issue, after which time Executive shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

d. For purposes of this Agreement, “Adverse Change in Executive’s Employment Circumstances” shall mean the notice by the Company to Executive that the Company intends to effectuate any of the following, excluding termination under Section 6(a)(1), (2), (3) or (4) of the Agreement:

(1) any reduction by the Company in Executive’s title, authority, status or responsibilities not consented to in writing by Executive;

(2)  a reduction by the Company of the Base Salary and other compensation including car allowance, vacation, other level of other benefits provided to Executive as of the Effective Date;

(3) reduction in the amount of the Performance-Based Bonus that may be awarded to Executive by the Compensation Committee, pursuant to Section 3(b) of the Agreement;

(4) failure to comply with the Retention Stock Award including failure to issue shares to Executive as necessary to preserve Executive’s 7%EOI in the Company as provided for in Section 3(c) of the Agreement; or

(5)  the Company’s breach of any other material term or condition of this Agreement provided that, Executive shall provide the Company with written notice describing in detail the particular Adverse Change In Executive’s Employment Circumstances, after which time the Company shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

7. Compensation in Event of Termination.

a. In the event Executive’s employment is terminated pursuant to Section 6(a)(1) or (2) hereof prior to the expiration of the Employment Term, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment by the Company of (i) Base Salary that would have been earned during the remaining Employment Term, (ii) earned but unused vacation days through the date of termination, (iii) issuance of vested but unissued stock grants, options or warrants earned through the date of termination, and (iv) awarded but unpaid Performance-Based Bonus.

b. In the event Executive’s employment is terminated pursuant to Section 6(a)(3) and (c), Executive shall be entitled only to payment of any (i) earned but unpaid Base Salary and earned but unused vacation days.

c. In the event Executive’s employment is terminated pursuant to Section 6(a)(4) hereof upon expiration of the Employment Term, Executive shall be entitled to receive (i) earned but unpaid Base Salary, (ii) payment for unused vacation days through the date of termination, (iii) issuance of vested but unissued stock grants, options or warrants earned through the date of termination, and (iv) awarded but unpaid Performance-Based Bonus.

d. Upon the occurrence of an Adverse Change in Executive’s Employment Circumstances pursuant to Section 6(a)(5) and (d), Executive shall be entitled to receive the following:

(1)  Base Salary that Executive earned and that Executive would have earned during the remainder of the Employment Term;

(2)  earned but unused vacation days including vacation days that Executive would have earned during the remainder of the Employment Term;

(3) (a) any and all existing stock grants, including grants provided in Section 3(c) of the Agreement, options or warrants owned by Executive, whether vested or not, shall immediately vest regardless of any language to the contrary in this or any other applicable agreement, and the exercise date of any options or warrants shall be extended for a five year period commencing on the date of the occurrence of the Adverse Change in Executive’s Employment Circumstances and (b) the exercise price of each option or warrant shall be automatically repriced to equal the average share common stock price on the five trading days ending before the occurrence of the Adverse Change in Executive’s Employment Circumstances; and (c) at the sole discretion and election of Executive, the Company shall provide a non-recourse loan to Executive in an amount sufficient to exercise any or all of the options or warrants as repriced, with the the terms of such non-recourse loan to be interest rate of prime plus one, annual interest only payments, maturity date at the end of the fifth year of the note date, with said non-recourse loan to be secured by Executive’s common stock acquired with the proceeds of the non-recourse loan. If Executive sales any such shares while the loan is outstanding, the loan shall be repaid in part or in full as the case maybe by fifty percent of gross sale proceeds going to Executive and fifty percent going to the Company as repayment of said loan; and

(4)  Executive benefits under existing health care and other benefit plans shall vest on the date of the Adverse Change in Executive Employment Circumstances shall be entitled to participate in said benefit plans for a period of five years following the occurrence of the Adverse Change in Executive Employment Circumstances.

8. Successors and Assigns; Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all substantially all of the Company’s assets and business. Return of Company Property: Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is them in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by the Company to Executive.

9. Entire Agreement. This Agreement, together with the Stock Option agreement referenced in Section 3(c) hereof, sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understanding if every kind and nature between them, and neither party shall be bound by any term or condition with respect to the subject matter of this Agreement other than as expressly set forth or provided for herein. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

10. Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement that party drafted o caused that party’s legal representative to draft any of its provisions.

11.  Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party thereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

12. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.  Notices. Any notice give hereunder shall be writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:

Cuentas, Inc.

Attn. Arik Maimon

235 Lincoln Road, Suite 210

Miami Beach, FL 3313

Attn: Board of Directors

If to Executive:

Michael De Prado

_____________

_____________

or at such other address shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law rules.

15. Descriptive Headings. The paragraph headings and recitals contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, which together, shall constitute one and the same agreement.

17.  Approval. This Agreement is subject to approval of the Compensation Committee and the Board of Directors of the Company.

18. Attorneys’ Fees. If any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, and the non-prevailing party shall pay, in addition to all other damages to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs

18. Time is of the essence. Time is of the essence in the performance by the Parties of the terms and conditions in this Agreement.

WAIVER OF JURY TRIAL

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CUENTAS, INC.		EXECUTIVE:

By:	/s/ Shalom Arik Maimon	By:	/s/ Michael De Prado
	Shalom Arik Maimon, CEO		Michael De Prado, President

	Dated: August ___, 2023		Dated: August ___, 2023